Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VERUS INTERNATIONAL, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF FEBRUARY, A.D. 2019, AT 3:32 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

2405411 8100
SR# 20190850297

Authentication: 202228774
Date: 02-08-19

SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK OF
VERUS INTERNATIONAL, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Verus International, Inc. (the "**Corporation**"), a corporation organized and existing under the laws of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors (the "**Board**") of the Corporation by the Amended and Restated Certificate of Incorporation, as amended (the "**Certificate of Incorporation**"), of the Corporation, and the Board of the Corporation, has adopted resolutions (a) authorizing the designation and issuance of 120,000,000 shares of preferred "A" stock, $0.001 par value per share, of the Corporation and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1. Designation and Amount. The shares of such series shall be designated as Series A Convertible Preferred Stock (the "**Series A Preferred Stock**") and the number of shares constituting the Series A Preferred Stock shall be 120,000,000 shares, par value $0.001 per share. Such number of shares may be decreased by resolution of the Board adopted and filed pursuant to Delaware General Corporation Law or any successor provision thereof; *provided, however,* that no such decrease shall reduce the number of authorized shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series A Preferred Stock.

2. Ranking. The Series A Preferred Stock shall rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Corporation: (a) senior to the common stock, and (b) senior to or on parity with all other classes and series of the Corporation's preferred stock.

3. Liquidation Preference.

(a) In the event of (i) the sale, conveyance, exchange, lease or other disposition of all or substantially all of the intellectual property or assets of the Corporation, (ii) any acquisition of the Corporation by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Corporation with any other entity in which the Corporation's stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity, or (iii) the winding up or dissolution of the Corporation, whether voluntary or involuntary (each such event in clause (i), (ii) or (iii), a "**Liquidation Event**"), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Corporation (the "**Net Assets Available for Distribution**"). The holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the Net Assets Available for Distribution (or the consideration received in such transaction) before any payment or distribution shall be made to the holders of any class of preferred stock ranking junior to the Series A Preferred Stock or to the common stock, an amount for each share of Series A Preferred Stock equal to the Stated Value (as defined herein), as adjusted (the "**Series A Liquidation Amount**"). A transaction shall not constitute a Liquidation Event if its sole purpose is (y) to change the state of the Corporation's incorporation or (z) to create a holding company that will have substantially similar series and classes of shares with the same terms as existed immediately prior to the transaction and be owned in the same proportions by the persons or entities who held this Corporation's securities immediately prior to such transaction, provided such transaction is approved by the Board. The holders of a majority of the shares of Series A Preferred Stock, voting as a single class on an as-converted basis, may vote to determine that any transaction listed above as a Liquidation Event shall not constitute a Liquidation Event for purpose of this Section 3.

(b) If the Net Assets Available for Distribution to holders of shares of the Series A Preferred Stock upon such Liquidation Event shall be insufficient to pay the Series A Liquidation Amount to the holders of shares of the Series A Preferred Stock, then such Net Assets Available for Distribution shall be distributed among

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:32 PM 02/08/2019
FILED 03:32 PM 02/08/2019
SR 20190850297 - File Number 2405411

the holders of shares of the Series A Preferred Stock ratably in proportion to the respective amounts to which they otherwise would be entitled.

(c) After distribution, if any, of proceeds to the holders of shares of Series A Preferred Stock pursuant to the foregoing, all remaining funds or other property of the Corporation, if any, shall be distributed *pro rata* among the holders of the common stock and the holders of all preferred stock of the Corporation on an as-if-converted basis.

(d) Whenever any distribution provided for in this Section 3 shall be payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board, except that any publicly traded securities to be distributed to stockholders will be valued as follows:

(i) Securities not subject to an investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) calendar days prior to the closing; and

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) calendar days prior to the closing.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 3(d)(i)(A) and (B) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

4. Voting. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to stockholders of the Company and shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Corporation's Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of common stock as a single class.

5. Series A Protective Provisions; Waivers. In addition to any other vote or consent required herein or by law, the vote or written consent of holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a single class on an as-converted basis, in the aggregate and given in writing or by vote at a meeting, shall be required for the Corporation to:

(a) amend, modify, add, repeal or waive any provision of this Certificate of Designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series A Preferred Stock; *provided*, that the Corporation may amend or restate this Certificate of Designation to correct any typographical, clerical or scrivener's error without any approval required from the holders of Series A Preferred Stock;

(b) authorize, create or issue shares of any class of stock having rights, preferences or privileges superior or senior to the Series A Preferred Stock;

(c) amend the Certificate of Incorporation of the Corporation in a manner that adversely and materially affects the rights of the Series A Preferred Stock; or

(d) recapitalize, split, combine or reclassify any shares of capital stock of the Corporation.

In addition, the vote or written consent of holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a single class on an as-converted basis, in the aggregate and given in writing or by vote at a meeting, shall be required for any waiver of any of the protective provisions contained in subparagraphs (a) through (d) above.

6. Conversion; Mechanics of Conversion.

(a) Conversion. Each share of Series A Stock shall be convertible at the option of the holder thereof at any time into a number of shares of common stock determined by dividing (i) the Stated Value by (ii) the Conversion Price then in effect. The initial conversion price for the Series A Preferred Stock (the "**Conversion Price**") shall be equal to $1.00 per share. The Conversion Price from time to time in effect is subject to adjustment as hereinafter provided in Section 7. The stated value of each share of Series A Preferred Stock shall be $1.00 per share (the "**Stated Value**").

(b) Mechanics of Conversion. In order to exercise the conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate representing such Series A Preferred Stock to be converted, if any, to the Corporation at its principal office, accompanied by written notice to the Corporation that the holder elects to convert a specified portion or all of such shares of Series A Preferred Stock. Series A Preferred Stock shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of such shares of Series A Preferred Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the common stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Corporation shall issue and mail or deliver to such holder a certificate or certificates representing the number of shares of common stock issuable upon conversion and a certificate or certificates for the balance of the Series A Preferred Stock surrendered, if any, not so converted into common stock. Notwithstanding the foregoing, in case of any Liquidation Event, unless the Corporation has received notice of election for conversion and the stock certificate or certificates prior to such time, such right of conversion for any holder of Series A Preferred Stock subject to such Liquidation Event shall cease and terminate at the close of business on the business day fixed for payment of the amount payable to such holders of the Series A Preferred Stock pursuant to this Certificate of Designation unless the Corporation shall thereafter default in the payment of the Series A Liquidation Amount, in which case the holder shall be entitled to conversion until such default is cured by the Corporation. No fractional shares of common stock will be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would be otherwise entitled, the Corporation will round up or down the fractional share to the nearest full share. For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of common stock shall be rounded up or down to the nearest whole share.

7. Adjustments.

(a) Conversion Price. If at any time or from time to time after the date on which any Series A Preferred Stock is issued, the Corporation shall effect a subdivision of the outstanding shares of common stock into a greater number of shares of common stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b) Reorganization, Reclassification, Consolidation, Merger or Sale. If at any time after the date on which any Series A Preferred Stock is issued, there is any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the assets of the Corporation (other than a Liquidation Event), as part of such capital reorganization, provision shall be made so that (i) the holders of Series A Preferred Stock shall thereafter have the right to receive, upon conversion of such Series A Preferred Stock, the number of shares of stock or securities or property of the Corporation to which a holder of the number of shares of common stock deliverable upon conversion of such Series A Preferred Stock would have been entitled in connection with such capital reorganization if such holder had converted its Series A Preferred Stock immediately prior to such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.

(c) Intentionally Omitted.

8. Right of Participation.

(a) From the date of the issuance to ARJ Consulting LLC of a promissory note in the original principal amount of $1,250,000.00 until such time as no shares of Series A Preferred Stock are outstanding, upon any issuance by the Corporation or any of its subsidiaries of common stock or Common Stock Equivalents for cash consideration, indebtedness or a combination of units hereof (a "Subsequent Financing"), each holder of Series A Preferred Stock shall have the right to participate in up to an amount of the Subsequent Financing equal to 50% of the Subsequent Financing (the "Participation Maximum") on the same terms, conditions and price provided for in the Subsequent Financing.

(b) Between the time period of 4:00 p.m. ET and 7:00 p.m. ET on the Trading Day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing, the Company shall deliver to each holder of Series A Preferred Stock a written notice of its intention to effect a Subsequent Financing ("Pre-Notice"), which Pre-Notice shall ask such holder if it wants to receive material non-public information about the Company without providing any material non-public information to such holder in such Pre-Notice (the Company shall use best efforts to ensure that the holder has received and acknowledged receipt of the Pre-Notice). Upon the consent of the holder of Series A Preferred Stock, and only upon a consent of such holder to receive material non-public information about the Company, the Company shall promptly deliver a notice to such holder (a "Subsequent Financing Notice"), which shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment. If a holder of Series A Preferred Stock does not, on or prior to 9:00 p.m. ET on such Trading Day, deliver notice to the Company consenting to the receipt of non-public information about the Company, the Company's obligations pursuant to this Section 8(b) with respect to such holder shall cease.

(c) Any holder of Series A Preferred Stock desiring to participate in such Subsequent Financing must provide written notice to the Company by the later of (i) 11:00 a.m. ET on the first Trading Day after the Trading Day that the Pre-Notice is delivered and (ii) two (2) hours after the time that the Subsequent Financing Notice is received by such holder of Series A Preferred Stock (the "Notice Termination Time") that such holder is willing to participate in the Subsequent Financing, the amount of such holder's participation, and representing and warranting that such holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a holder of Series A Preferred Stock as of such time, such holder shall be deemed to have notified the Company that it does not elect to participate.

(d) If by the Notice Termination Time, notifications by the holders of Series A Preferred Stock of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the Participation Maximum, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e) If by the Notice Termination Time, the Company receives responses to a Subsequent Financing Notice from holders of Series A Preferred Stock seeking to purchase more than the aggregate amount of the Participation Maximum, each such holder shall have the right to purchase its pro rata portion of the Participation Maximum.

(f) The Company must provide the holders of Series A Preferred Stock with a second Subsequent Financing Notice, and the holders will again have the right of participation set forth above in this Section 8, if the definitive agreement subject to the initial Subsequent Financing Notice is not entered into for any reason on the terms set forth in such Subsequent Financing Notice within ten (10) Trading Days after the date of the initial Subsequent Financing Notice.

(g) The Company and each holder agree that if any holder of Series A Preferred Stock elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such holder shall be required to agree to any restrictions on trading as to any of the securities held by the holder or be required to consent to any amendment to or termination of, or grant any

waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such holder.

Notwithstanding the foregoing, this Section 8 shall not apply in respect of an Exempt Issuance.

(h) Definitions.

(i) "Common Stock Equivalents" means any securities of the Corporation or the subsidiaries which would entitle the holder thereof to acquire at any time common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

(i) "Exempt Issuance" means the issuance of (a) shares of common stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(ii) "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iii) "Trading Day" means a day on which the principal Trading Market is open for trading.

(iv) "Trading Market" means any of the following markets or exchanges on which the Corporation's common stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, the OTCQX the OTC Pink (or any successors to any of the foregoing).

9. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall use its commercially reasonable best efforts at all times to reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, such number of shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and, if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will use commercially reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

10. Notice Regarding Adjustments. Upon any adjustment pursuant to Section 7 here, then and in each such case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation, which notice shall state the adjustment and the increase or decrease, if any, in the number of shares receivable upon the conversion of the Series A Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

11. Reacquired Shares. Any shares of Series A Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board as permitted by the Corporation's Certificate of Incorporation or as otherwise permitted under Delaware law.

[THIS SPACE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of Verus International, Inc. to be signed by its Chief Executive Officer on the 8th day of February, 2019.

VERUS INTERNATIONAL, INC.

By: /s/ Anshu Bhatnagar
Name: Anshu Bhatnagar
Title: Chief Executive Officer